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                                                                    EXHIBIT 99.2

WEDNESDAY JANUARY 19, 6:41 PM EASTERN TIME

COMPANY PRESS RELEASE

FORCENERGY INC. ANNOUNCED CONFIRMATION OF PLAN OF
REORGANIZATION

DETAILS ON CANCELLATION OF EXISTING STOCK AND ISSUANCE OF NEW STOCK AND WARRANTS

MIAMI--(BUSINESS WIRE)--Jan. 19, 2000-- Forcenergy Inc. (FENYQ.OB) announced today that on Jan. 19, 2000 (the Confirmation Date) the company received confirmation of its Plan of Reorganization from the United States Bankruptcy Court, Eastern District of Louisiana, New Orleans, Louisiana.

The Plan of Reorganization is expected to become effective and have an Effective Date 15 to 30 days after the Confirmation Date, provided the various conditions under the Plan of Reorganization have been satisfied.

The Record Date

Under the Plan of Reorganization, registered owners of Forcenergy existing common stock as of the end of business on Jan. 28, 2000 (the Record Date as specified in the Plan of Reorganization) will be issued, following the Effective Date, a pro-rata share of:

     o (i) 960,000 shares of new Forcenergy common stock;

     o (ii) warrants to acquire 240,000 new Forcenergy common shares at a price of $16.67; and

     o (iii) warrants to acquire 240,000 new Forcenergy common shares at a price of $20.83.

The warrants will have terms of four and five years, respectively. The holders of general unsecured claims, including the holders of the company's Senior Subordinated Notes, will receive pro-rata shares of 23,040,000 new Forcenergy common shares.

After the close of business on the Record Date, Forcenergy's transfer agents in the United States and Sweden will not process any further changes in the record holders of Forcenergy's existing common stock and Forcenergy will not recognize any such transfers. Monitoring any transfers after the Record Date but prior to the Effective Date will be the responsibility of the transacting parties. The Swedish Depository Receipt ("SDR") program maintained on the Stockholm Stock Exchange will be terminated.

The issuance of new common stock certificates and the warrants will be processed by Forcenergy's transfer agent - American Stock Transfer & Trust Company. The issuance and distribution of the

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new Forcenergy shares and warrants will take place as soon as possible after the
Effective Date of the Plan of Reorganization.

Halt of Trading

At the present time Forcenergy common shares are traded on the OTC Bulleting Board under the symbol "FENYQ.OB." Forcenergy expects that trading of its existing common stock will cease on the Stockholm Stock Exchange (Sweden) and NASD (USA). Even so, the company has been informed that trading is likely to occur on the OTC Bulleting Board until the Effective Date of the Plan of Reorganization when the existing common stock will be cancelled. The company has also been informed that the new Forcenergy common shares could immediately begin trading on the OTC Bulleting Board upon issuance. Forcenergy has applied for a listing on the Nasdaq National Market under the symbol "FORC" and, assuming approval of the application, expects that the new Forcenergy common shares will begin trading on the Nasdaq 20 to 30 trading days after the issuance of the new shares.

Delisting in Sweden

Forcenergy's new common stock and warrants will not be listed on the Stockholm Stock Exchange nor will the SDR (Swedish Depository Receipts) program continue. Stockholders residing outside the United States should be able to trade the new Forcenergy common stock through their existing brokers. The warrants issued to the holders of new Forcenergy common stock will not be listed on any exchange.

Following the reorganization, Forcenergy will have a total of 24 million new common shares outstanding. Fully diluted shares will initially be estimated at
25.8 million shares to account for warrants to acquire Forcenergy common stock that will be attached to the rights offering for preferred stock being made available to the members of the general unsecured class.

Forcenergy Inc. is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. Forcenergy's primary areas of operation are the Gulf of Mexico and Cook Inlet, Alaska.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, decisions of courts of law, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and natural gas, as well as other risks discussed in detail in the company's SEC filings, including the Form 10-K for the year ended Dec. 31, 1998. Actual results and outcomes may vary materially.

Contact:
     Forcenergy Inc., Miami
     J. Russell Porter, 305/856-8500

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